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                                                                Exhibit 3.2(b)

                             AMENDMENT TO BYLAWS OF
                               MENTUS MEDIA CORP.


      Pursuant to a resolution duly adopted by the directors of the Corporation, the Bylaws of the Corporation are amended as follows:

1. All references in the Bylaws to the Mentus Corporation shall be modified to refer to "Mentus Media Corp."

2. Article III, Section 2 shall be amended in its entirety as follows:

            "2. NUMBER. The number of Directors which shall constitute the whole board shall be not fewer than one (1) and not more than ten (10). The number of Directors shall be set by the Directors. The Directors shall be elected at the annual meeting of the stockholders or at a special meeting for the purpose of electing such directors, except as provided in Section 3 of this Article, and each Director elected shall hold office until the next annual meeting and his or her successor is elected and qualified, subject to either death, resignation or removal. Directors need not be stockholders.

            For the election of directors by the holders of the Corporation's Series B Senior Cumulative Compounding Convertible Redeemable Preferred Stock ("Series B Preferred Stock") or the Company's Series C Senior Cumulative Compounding Convertible Redeemable Preferred Stock ("Series C Preferred Stock"), other than at an annual meeting of the stockholders, the Secretary of the Corporation shall call a special meeting upon the written request of 5% or more of the number of shares of Series B Preferred Stock or Series C Preferred Stock, as appropriate, then outstanding for the purpose of electing a Series B Director or Series C Director, as those terms are defined in the Certificates of Designation for the Series B Preferred Stock and Series C Preferred Stock, respectively. Notwithstanding the foregoing, the Secretary shall not call any such meeting in the case of any request received by the Corporation less than forty-five (45) days before the date fixed for any annual meeting of the stockholders, and if in such case such special meeting is not called, the holders of Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be entitled to vote as a class at such annual meeting to elect the Series B Director or Series C Director, or to fill such vacancy."

3. The following shall be added as a second paragraph to Article III, Section 3:

      "Notwithstanding the foregoing, a vacancy for a director position designated as a Series B Director or a Series C Director shall be filled by the holders of the Series B Preferred Stock or Series C Preferred Stock, respectively."
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4. The following shall be added as a second paragraph to Article III, Section
11:

            "Any Series C Director may at any time be removed, with or without cause, by and only by the vote of a majority of the Series C Preferred Stockholders. Any Series B Director may at any time be removed, with or without cause, by and only by the vote of a majority of the Series B Preferred Stockholders."

5. The following shall be added as Article III, Section 16:

      "16. Procedural Matters Concerning Series B Preferred Stock and Series C Preferred Stock. So long as the holders of the Series B Preferred Stock and the Series C Preferred Stock shall have the right to elect a Series B Director and Series C Director:

            (a) any one or more members of the Board of Directors or any committee thereof may participate in meetings of the Board of Directors by conference telephone;

            (b) each member of the Board of Directors or any committee thereof shall be given not less than three days' prior written notice of each meeting of the Board of Directors or such committee (or two days' prior written notice in case of meetings to consider emergency matters), specifying the time and place of such meeting and the matters to be discussed thereat, unless such member signs (either before or after such meeting) a written waiver of his right to be given such notice, or attends such meeting without protesting (prior thereto or at the commencement thereof) the failure to be given such notice;

            (c) each member of the Board of Directors or any committee thereof shall be given not less than three days' prior written notice of any action proposed to be taken by the Board of Directors or such committee without a meeting (or two days' prior written notice in case of proposed actions involving emergency matters), unless such member signs (either before or after such action is taken) a written waiver of his right to be given such notice, or gives his written consent to such action without protesting the failure to be given such notice;

            (d) no executive committee of the Board of Directors, and no other committee of the Board of Directors which is authorized to exercise any powers of the Board of Directors, shall be created except (i) for the Valuation Committee, Audit Committee and Compensation Committee (in such case as defined in the Certificate of Designations for the Series B Preferred Stock and Series C Preferred Stock), or (ii) otherwise with the concurrence of the Series B Director or, if there is no Series B Director, by the Series C Director
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      or, if there is no Series C Director, by the Majority Senior Holders (as
      defined in the Series C Certificate of Designation); and

            (e) at any meeting of the Board of Directors or any committee thereof, a quorum for the purpose of taking any action shall require the presence in person or participation by conference telephone or similar communications equipment of a number of directors equal to at least a majority of the entire Board of Directors or the entire committee."

6. Article II, Section 10C shall be amended in its entirety as follows:

            "C. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection 10A above. In the event that the action which is consented to is such as would have required the filing of a certificate under Title 8 of the Delaware General Corporation Law, if such action had been voted on by stockholders at a meeting thereof, the certificate filed thereunder shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with
      Section 228 of the Delaware General Corporation Law.


Dated as of November 21, 1997.


                                          -------------------------------
                                          Thomas M. Pugliese, CEO
Attest:


-------------------------------------
Michael Kolthoff, Assistant Secretary